UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
-----------------------------------------------------------------------------
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     GERALDINE KINSELLA
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Issuer Name and Ticker or Trading Symbol
     BorgWarner Inc. (BWA)
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Statement For Month/Year
     September, 2001
5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x) Officer (give title below) ( ) 10% Owner ( ) Other
                    Vice President - Human Resources
7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

-------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------
1.Title of Security|2.Transaction Date  |3. Transac-   |4.Securities Acquired
                   | (Month/Day/Year)   |    tion Code | (A) or Disposed of(D)
                   |                    | Code  | V    | Amount |(A)or(D)|Price
-------------------------------------------------------------------------------
                   |                    |       |      |        |      |
Common Stock       |     9/24/01(1)     | J(2)  |      | 1,000  | A    |$37.80
Common Stock       |     8/30/01(1)     |   G   |  V   |   5    | D    |
                   |                    |       |      |        |      |
                   |                    |       |      |        |      |
-------------------------------------------------------------------------------
5. Amount of Securities |6. Ownership Form | 7.Nature of Indirect
   Beneficially Owned at|   Direct (D) or  |   Beneficial Ownership
   End of Month         |   Indirect (I)   |
-------------------------------------------------------------------------------
                        |                  |
     -                  |     -            | -
     12,954             |     I            | By Spouse(3)
     8,187              |     D            |
     68,217.18          |     I            | By The Five Dancing Bears(3)
-------------------------------------------------------------------------------
(1) These transactions are also reported by the reporting person's spouse on a Form 4 dated October 10, 2001.
(2) Open market purchase exempted from Section 16(b)by Emergency
Order pursuant to Section 12(k)(2) of the Securities Exchange Act of 1934 taking Temorary Action to Respond to Market Developments dated September 14, 2001 and extended pursuant to Release dated
Setember 21, 2001.
(3) On July 14, 2001, the reporting person married the
beneficial owner of these shares.
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g. Puts, Calls, Warrants, Options, Convertible Securities)
-------------------------------------------------------------------------------
1.Title of Deriv-|2.Conversion |3.Transaction |4.Trans- |5.Number of
  ative Security |  or Exercise|  Date(month  |  action |  Derivative
                 |  Price of   |  \day\year)  |  Code   |  Securities Ac-
                 |  Derivative |              |         |  quired(A)or
                 |  Security   |              |         |  Disposed of(D)
                 |             |              |Code| V  |   (A) |   (D)
-------------------------------------------------------------------------------
                 |             |              |    |    |       |
------------------------------------------------------------------------------
6.Date Exercisable    |7.Title and   |8.Price of  |9.Number of   |10.Ownership
 and Expiration       |  Amount of   |  Derivative|  Derivative  |Form of Deriv-
 Date(month/day/year) |  Underlying  |  Security  |  Securities  |ative Security
 Date Exer-|Expiration|  Securities  |            |  Beneficially|Direct (D) or
 cisable   | Date     |  Title|Amt.or|            |  Owned At End|Indirect (I)
           |          |     |#of shrs|            |  Of Month    |
-------------------------------------------------------------------------------
           |          |            |      |       |              |
-------------------------------------------------------------------------------
11. Nature of
    Indirect
    Beneficial
    Ownership
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Signature of Reporting Person
/s/Laurene H. Horiszny
---------------------------
Laurene H. Horiszny
as attorney-in-fact for GERALDINE KINSELLA
Date: October 10, 2001